     As filed with the Securities and Exchange Commission on June 23, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -----------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -----------

                              i2 TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                             75-2294945
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                           Identification Number)




                      909 E. LAS COLINAS BLVD., 16TH FLOOR
                               IRVING, TEXAS 75039
                                 (214) 860-6000
               (Address, including zip code, and telephone number,
      including area code, of the registrant's principal executive offices)

                                  -----------

                                  DAVID F. CARY
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              i2 TECHNOLOGIES, INC.
                      909 E. LAS COLINAS BLVD., 16TH FLOOR
                               IRVING, TEXAS 75039
                                 (214) 860-6000
                            FACSIMILE: (214) 860-6373
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             RONALD G. SKLOSS, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                         301 CONGRESS AVENUE, SUITE 1200
                               AUSTIN, TEXAS 78701
                                 (512) 477-5495
                            FACSIMILE: (512) 477-5813

                                  -----------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

      If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]___________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                  -----------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.00025  par value .....       3,266,470 shares         $32.8125            $107,181,047            $31,619
================================================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices for the Common Stock as quoted on the Nasdaq National Market for June 22, 1998.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 23, 1998



                                3,266,470 SHARES


                                    [i2 LOGO]


                              i2 TECHNOLOGIES, INC.
                                  COMMON STOCK

                          (PAR VALUE $.00025 PER SHARE)
                                -----------------

         This Prospectus relates to the public offering, which is not being underwritten, of up to 3,266,470 shares (the "Shares") of Common Stock, par value $.00025 per share (the "Common Stock"), of i2 Technologies, Inc., a Delaware corporation ("i2" or the "Company"), by the stockholders of the Company named herein (the "Selling Stockholders") or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. None of the proceeds from the sale of the Shares will be received by the Company. See "Selling Stockholders."

         The Shares may be offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

         The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel and other advisors to the Selling Stockholders and any brokerage fees or commissions) in connection with the registration and sale of the Shares. The Company and certain Selling Stockholders have agreed to indemnify the other and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The Common Stock is quoted on the Nasdaq National Market under the symbol "ITWO." On June 22, 1998, the last sale price for the Common Stock as quoted on the Nasdaq National Market was $33.00 per share.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         THE SHARES HAVE NOT BEEN REGISTERED FOR SALE BY THE SELLING STOCKHOLDERS UNDER THE SECURITIES LAWS OF ANY STATE AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION THEREOF UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF AN EXEMPTION FROM REGISTRATION.

                           --------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                           --------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

                 THE DATE OF THIS PROSPECTUS IS       , 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office at prescribed rates.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         3. The Company's Current Reports on Form 8-K dated March 24, May 5, June 19 and June 22, 1998; and

         4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-28030), as filed with the Commission on March 20, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

         Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone to Investor Relations, 909 E. Las Colinas Blvd., 16th Floor, Irving, Texas 75039; telephone
(214) 860-6000.

         All share amounts in this Prospectus reflect a two-for-one split of the Common Stock effected as a stock dividend on June 2, 1998.

                                   THE COMPANY

         i2 is the leading provider of client/server-based decision support software products for supply chain management and related applications. Supply chain management encompasses the planning and scheduling of manufacturing and related logistics, including demand forecasting, raw materials procurement, work-in-process distribution and transportation across multiple enterprises. i2's client/server software solution, Rhythm, is designed to provide customers with an end-to-end supply chain management solution, enabling customers to model complex, multi-site supply chains to rapidly generate integrated solutions to supply chain challenges such as demand volatility, production bottlenecks, supply interruptions and distribution alternatives. Rhythm utilizes a constraint-based methodology which simultaneously considers a broad range of factors -- from changing revenue forecasts to machine capacities to individual customer commitments -- to optimize all aspects of the supply chain. Rhythm's advanced decision-support capabilities enable companies to make better informed and more timely planning, scheduling and resource allocation decisions in order to improve throughput, operating efficiency, customer satisfaction and return on assets. The Company's software products and services are designed to enable customers to reduce costs, increase market share and enhance their competitive advantage.

         The Company's executive offices are located at 909 E. Las Colinas Blvd., 16th Floor, Irving, Texas 75039, and its telephone number is (214) 860-6000.

         i2's logo and "Rhythm" are registered trademarks of the Company. This Prospectus also contains or incorporates by reference trademarks and registered trademarks of companies other than i2.


                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. In addition to the historical information contained and incorporated by reference herein, the discussion in and incorporated by reference in this Prospectus contains certain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties, such as statements concerning: growth and future operating results; future customer benefits attributable to the Company's products; developments in the Company's markets and strategic focus; new products and product enhancements; potential acquisitions and the integration of acquired businesses, products and technologies; strategic relationships; and future economic, business and regulatory conditions. Such forward-looking statements are generally accompanied by words such as "plan," "estimate," "expect," "believe," "should," "would," "could," "anticipate," "may" or other words that convey uncertainty of future events or outcomes. The cautionary statements made or incorporated by reference in this Prospectus should be read as being applicable to all related forward-looking statements whenever they appear or are incorporated by reference in this Prospectus. The Company's actual results could differ materially from those discussed herein and in the incorporated documents. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein and in the incorporated documents.


POTENTIAL FOR SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS; DEPENDENCE ON SIGNIFICANT INDIVIDUAL SALES

         The Company's quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. Because the purchase of a supply chain management software solution generally involves a significant commitment of capital, the sales cycle associated with the purchase of the Company's products varies substantially and is subject to a number of significant risks, including customers' budgetary constraints, timing of budget cycles and concerns about the pricing or introduction of new products by the Company or its competitors, factors over which the Company has little or no control. Additional factors include foreign currency exchange rate fluctuations, the mix of direct or indirect sales, changes in joint-marketing relationships, and changes in the Company's strategy. Furthermore, purchases of the Company's products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general.

         The amount of revenues associated with particular licenses can vary significantly based upon the number of software modules purchased and the number of sites and users involved in the installation. The Company generally derives a significant portion of its software license revenues in each quarter from a small number of relatively large sales. For example, in each quarter of 1996 and 1997, one or more customers each accounted for at least 15% of total software license revenues in such quarter. While the Company believes that the loss of any of these particular customers would not have an adverse effect, an inability to consummate one or more substantial license sales in any future period could have a material adverse effect on the Company's operating results for that period. Moreover, similar to many other software companies, the Company typically realizes a significant portion of its software license revenues in the last month or even the last week of a quarter. The Company also believes that the tendency of customers to delay placing orders for software products until near the end of a quarter has become more pronounced in recent periods. As a result, small delays in customer orders can cause significant variability in the Company's license revenues and results of operations for any particular period. For all of the foregoing reasons, revenues are difficult to forecast.

         The Company intends to continue to invest heavily in its sales and marketing, consulting and research and development organizations, and sets investment and expense levels based on expected future revenues. If revenues are below expectations, operating results and net income are likely to be adversely and disproportionately affected because a significant portion of the Company's expenses are not variable in the short term, and cannot be quickly reduced to respond to decreases in revenues. In addition, the Company may reduce prices or accelerate its investment in research and development efforts in response to competition or to pursue new market opportunities. Any one of these activities may further limit the Company's ability to adjust spending in response to fluctuations in revenue levels. There can be no assurance that revenues will grow in future periods, that they will grow at historical rates, or that the Company will maintain positive operating margins in future quarters.

         The Company's quarterly results of operations are subject to certain seasonal fluctuations. Historically, the Company's revenues have tended to be strongest in the fourth quarter of the year and to increase only modestly in the first quarter of the following year. The Company believes that this seasonality is due to the calendar year budgeting cycles of many of its customers and to compensation policies that tend to compensate sales personnel for achieving annual revenue quotas. The Company expects that in future periods these seasonal trends may cause first quarter revenues to remain consistent with, or decrease from, the level achieved in the preceding quarter.

COMPETITION

         The markets in which the Company operates are highly competitive. The Company's competitors are diverse and offer a variety of solutions directed at various segments of the supply chain as well as the enterprise as a whole. Competitors include: (i) enterprise resource application software vendors such as SAP AG ("SAP"), PeopleSoft, Inc., Oracle Corporation ("Oracle") and Baan Company, N.V., each of which currently offers sophisticated enterprise resource planning ("ERP") solutions that currently or may in the future incorporate supply chain management modules or advanced planning and scheduling software;
(ii) other suppliers of supply chain software including Manugistics Group, Inc. and Logility, Inc.; (iii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software; (iv) internal development efforts by corporate information technology departments; and (v) companies offering standardized or customized products for mainframe and/or mid-range computer systems.

         In connection with specific customer solicitations, a number of ERP vendors have from time to time jointly marketed the Company's products as a complement to their own systems. The Company believes that as its market share increases, and as the ranges of products offered by the Company and these ERP vendors expand and increasingly overlap, relationships which were cooperative in the past will become more competitive, thereby increasing the overall level of competition the Company faces. Specifically, in 1997 the Company and SAP terminated a license and distribution agreement, and SAP has announced its intention to develop a suite of advanced planning and scheduling products which are expected to be directly competitive with Rhythm. The Company believes that additional ERP vendors are focusing significant resources on increasing the functionality of their own planning and scheduling modules, and at least two ERP vendors have recently acquired independent developers of advanced planning and scheduling software which compete with Rhythm.

         Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, a broader range of products to offer and a larger installed base of customers than the Company, each of which could provide them with a significant competitive advantage over the Company. In addition, the Company expects to experience increasing price competition as the Company and its competitors compete for market share. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

MANAGEMENT OF GROWTH

         The Company's business has grown rapidly in recent years, with revenues increasing from $38.5 million in 1995 to $100.5 million in 1996 and to $213.7 million in 1997. The Company's recent expansion has resulted in substantial growth in the number of its employees (from 330 at December 31, 1995 to 721 at December 31, 1996 to 1,191 at December 31, 1997), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and if continued will continue to place, a significant strain on the Company's management and operations. Accordingly, the Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

PRODUCT CONCENTRATION; DEPENDENCE ON PRODUCT LINE EXPANSION

         The Company currently derives all of its revenues from Rhythm licenses and related services. The Company expects that Rhythm-related revenues, including maintenance and consulting contracts, will continue to account for substantially all of the Company's revenues for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of Rhythm and enhancements thereto. There can be no assurance that Rhythm will achieve continued market acceptance. A decline in demand for, or market acceptance of, Rhythm as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

         As enterprises increasingly focus on decision support for supply chain management challenges, they are requiring greater levels of functionality and broader product offerings from their application software vendors. Moreover, the market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, and frequent product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, fully functional product enhancements or new products that respond to technological advances by others, or that its new products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

INTEGRATION OF RECENT ACQUISITIONS; POTENTIAL FUTURE ACQUISITIONS

         In April 1998, the Company completed the acquisition of InterTrans Logistics Solutions Limited ("ITLS"). In May 1997, the Company acquired Think Systems Corporation ("Think") and Optimax Systems Corporation ("Optimax"). The success of acquisitions depends primarily on the Company's ability to (i) retain, motivate and integrate the acquired personnel with the Company's operations, (ii) integrate multiple information systems and (iii) integrate acquired software with Rhythm. No assurance can be given that the Company will not encounter difficulties in integrating the respective operations and products of the Company, ITLS, Think or Optimax, or that the benefits expected from such integration will be realized. Failure to successfully integrate ITLS', Think's and Optimax's respective operations and products into the Company's operations and products could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company may in the future pursue additional acquisitions of businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand the Company's business. The negotiation of potential acquisitions or joint ventures as well as the integration of an acquired business, product or technology could cause diversion of management's time and resources. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, amortization of goodwill and other intangibles, research and development write-offs and other acquisition-related expenses. Further, no assurances can be given that any acquired business will be successfully integrated with the Company's operations. If any such acquisition were to occur, there can be no assurance that the Company will receive the intended benefits of the acquisition. Future acquisitions, whether or not consummated, could have a material adverse effect on the Company's business, operating results and financial condition.

INTERNATIONAL OPERATIONS AND CURRENCY FLUCTUATIONS

         The Company derived approximately 9%, 22% and 31% of its total revenues from customers located outside of the United States in 1995, 1996 and 1997, respectively. The Company believes that continued growth and profitability will require expansion of its sales in international markets. Further penetration of international markets will require the Company to expand existing foreign operations, to establish additional foreign operations and to translate its software and manuals into additional foreign languages. This expansion may be costly and time-consuming and may not generate returns for a significant period of time, if at all. To the extent that the Company is unable to expand its international operations or translate its software and manuals into foreign languages in a timely manner, the Company's ability to further penetrate international markets would be adversely affected, which could have a material adverse effect on the Company's business, results of operations and financial condition.

         The Company's international operations are subject to risks inherent in international business activities, including: difficulty in staffing and managing geographically disparate operations; longer accounts receivable payment cycles in certain countries; compliance with a variety of foreign laws and regulations; unexpected changes in regulatory requirements; overlap of different tax structures; greater difficulty in safeguarding intellectual property; import and export licensing requirements; trade restrictions; changes in tariff rates; and general economic conditions in international markets. In particular, countries in the Asia Pacific region have recently experienced weaknesses in their currency, banking and equity markets. In the future, these weaknesses could adversely affect the demand for the Company's products, the U.S. dollar value of the Company's foreign currency denominated sales and ultimately the Company's results of operations. There can be no assurance that the Company's business, results of operations or financial condition will not be adversely affected by these or other factors that may affect international operations.

         To date, the Company's revenues from international operations have primarily been denominated in United States dollars. As a result, the Company's sales in international markets may be adversely affected by a strengthening United States dollar. Certain sales and the majority of the expenses incurred by the Company's international operations are denominated in currencies other than the United States dollar. In addition, with the expansion of international operations, the number of foreign currencies in which the Company must operate will increase, resulting in increased exposure to exchange rate fluctuations. The Company has implemented limited hedging programs to mitigate its exposure to currency fluctuations. Notwithstanding these hedging programs, exchange rate fluctuations have caused and will continue to cause currency transaction gains and losses. While such currency transaction gains and losses have not been material to date, there can be no assurance that currency transaction losses will not have a material adverse effect on the Company's business, results of operations or financial condition in future periods.

RISKS ASSOCIATED WITH STRATEGIC RELATIONSHIPS

         The Company has from time to time established relationships with other companies, including Oracle and System Software Associates, Inc., involving collaboration in areas such as product development, marketing, distribution and implementation. The maintenance of these relationships and the development of other such relationships is a meaningful part of the Company's business strategy. However, most of the Company's current and potential strategic partners are either potential competitors of the Company or are currently competitive with the Company to some degree. In addition, certain of the Company's cooperative relationships have failed to meet expectations, such as the Company's terminated license and distribution relationship with SAP. There can be no assurance that the Company's current collaborative relationships will be beneficial to the Company, that such relationships will be sustained, or that the Company will be able to enter into successful new strategic relationships in the future.

DEPENDENCE UPON KEY PERSONNEL

         The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, few of whom are bound by an employment agreement. The Company's future success also depends on its continuing ability to attract, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. Kanna (Ken) N. Sharma, the Company's Vice Chairman of the Board and Executive Vice President, has been diagnosed with a brain tumor. While Mr. Sharma is currently providing services to the Company, there can be no assurance as to how long he will be able to continue to do so. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; USE OF LICENSED TECHNOLOGY

         The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, the Company generally licenses Rhythm products to end users in object code (machine-readable) format, and the Company's license agreements generally allow the use of Rhythm products solely by the customer for internal purposes without the right to sublicense or transfer the Rhythm products. However, the Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as the laws of the United States. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company. The Company may increasingly be subject to claims of intellectual property infringement as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, which could have a material adverse effect upon the Company's business, operating results and financial condition.

         The Company has in the past and may in the future resell certain software which it licenses from third parties. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability to maintain or obtain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

COMPLEXITY OF SOFTWARE PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

         Rhythm is a client/server solution which can operate on hardware platforms from Digital Equipment, Hewlett-Packard, IBM and Sun Microsystems and operating systems from Sun Microsystems and Microsoft, and can access data from most widely used SQL (structured query language) databases, including Informix, Oracle and Sybase. To the extent that additional hardware or software platforms gain significant market acceptance, the Company may be required to port Rhythm to such platforms in order to remain competitive. Such platforms may not be architecturally compatible with Rhythm's software product design, and there can be no assurance that the Company will be able to port Rhythm to such additional platforms on a timely basis or at all. Any failure to maintain compatibility with existing platforms or to port to new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition.

         As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for supply chain management products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products and products containing bugs, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect the Company's business, operating results and financial condition.

         While the Company generally takes steps to avoid interruptions of sales often associated with the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced Rhythm products, which could have a material adverse effect on the Company's business and operating results. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON TECHNICAL AND IMPLEMENTATION PERSONNEL

         The sales of Rhythm typically involve the utilization of highly qualified technical sales support personnel. A limitation on the number of qualified technical sales support personnel could have a material adverse effect on the Company's ability to expand sales and enter into new vertical markets. The implementation of Rhythm requires the services of highly trained implementation personnel working directly for the Company or for independent consultants. A shortage in the number of trained implementers, either within the Company or with third-party consulting firms, could limit the Company's ability to implement its software on a timely and effective basis. Delayed or ineffective implementation of the Company's software may limit the Company's ability to expand its revenues and may result in customer dissatisfaction and damage the Company's reputation, each of which could have a material adverse effect on the Company's business, operating results and financial condition.

YEAR 2000 COMPLIANCE

         Many older computer systems and software products currently in use are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. Based on the Company's assessment, the Company believes that its current versions of its software products are Year 2000 compliant. However, the Company believes some customers are running earlier versions of the software products developed by acquired companies that are not Year 2000 compliant, and the Company has been encouraging such customers to migrate to current product versions. Moreover, the Company's products are generally integrated into enterprise systems involving complicated software products developed by other vendors. Year 2000 problems inherent in a customer's transactional software programs might significantly limit that customer's ability to realize the intended benefits offered by Rhythm. The Company may in the future be subject to claims based on Year 2000 problems in others' products, custom scripts created by third parties to interface with the Company's products or issues arising from the integration of multiple products within an overall system. Although the Company has not been a party to any litigation or arbitration proceeding to date involving its products or services and related to Year 2000 compliance issues, there can be no assurance that the Company will not in the future be required to defend its products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability of the Company for Year 2000-related damages, including consequential damages, could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current hardware and software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.

         The Company utilizes third-party vendor equipment, telecommunication products and software products which may or may not be Year 2000 compliant. Although the Company is currently taking steps to address the impact, if any, of the Year 2000 compliance issue surrounding such third-party products, failure of any critical technology components to be Year 2000 compliant may have an adverse impact on business operations or require the Company to incur unanticipated expenses to remedy any problems. Management has not yet determined the cost of achieving Year 2000 compliance.

PRODUCT LIABILITY

         While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect on the

Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

VOLATILITY OF STOCK PRICE

         The market price of the Common Stock has been volatile at times and in the future can be expected to be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovations by the Company or its competitors, and general market conditions or market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

CONTROL BY MANAGEMENT

         As of May 31, 1998, the Company's executive officers beneficially owned approximately 57% of the Company's outstanding Common Stock. Consequently, the Company's executive officers are able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. In addition, Messrs. Sanjiv S. Sidhu, Chairman of the Board and Chief Executive Officer, Kanna (Ken) N. Sharma, Vice Chairman of the Board, Executive Vice President and Secretary and Sandeep (Sandy) R. Tungare, President, Demand Management, constitute three of the five members of the Board of Directors and, therefore, have significant influence in directing the actions of the Board of Directors.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions: authorizing the issuance of "blank check" preferred stock; providing for a Board of Directors with staggered, three-year terms; requiring super-majority voting to effect certain amendments to the Charter and Bylaws; limiting the persons who may call special meetings of stockholders; prohibiting stockholder action by written consent; and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings. Certain provisions of Delaware law and the Company's stock incentive plans may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the sale by the Selling Stockholders named below from time to time of up to 3,266,470 shares of Common Stock. Of the offered Shares, (i) 3,159,166 Shares were originally issued by the Company in connection with the Company's acquisition of all of the outstanding capital stock of InterTrans Logistics Solutions Limited, an Ontario corporation ("ITLS"), (ii) 6,846 Shares were originally issued in connection with the exercise of options assumed by the Company in connection with the acquisition of ITLS, (iii) 76,680 Shares were originally issued in connection with the Company's acquisition of Innomat OY, a Finnish corporation ("Innomat"), and (iv) 23,778 Shares were originally issued in connection with the Company's acquisition of Think Systems Private Limited, an Indian corporation. The Shares described in (i) are being registered by the Company pursuant to a Registration Rights Agreement entered into by and among the Company and the former shareholders of ITLS as a condition to the ITLS acquisition. Except as described herein, the Company is unaware that any Selling Shareholder has had a material relationship with the Company within the past three years other than as a result of the ownership of Shares or other securities of the Company.

         The following table provides certain information with respect to the number of shares of Common Stock currently owned, offered hereby and to be owned by the Selling Stockholders after this offering assuming all offered shares are sold in this offering.


                                                                                          NUMBER OF
                                                                                         SHARES TO BE
                                              NUMBER OF SHARES                            OWNED AFTER
                                                   OWNED           NUMBER OF             THE OFFERING
                                                 BEFORE THE       SHARES BEING          --------------
        NAME OF SELLING STOCKHOLDER               OFFERING        OFFERED (1)           NUMBER PERCENT
        ---------------------------               --------        -----------           ------ -------
Former ITLS Shareholders:
   1244433 Ontario Limited..................      231,888           231,888                0      *
   1244520 Ontario Limited..................      159,186           159,186                0      *
   1244519 Ontario Limited..................       81,798            81,798                0      *
   1244518 Ontario Limited..................       36,418            36,418                0      *
   La Hougue Financial Management                                                          0      *
     Services Limited ......................      579,800(2)        579,800                0
   Advent Atlantic and Pacific III L.P. ....      201,412           201,412                0      *
   Advent New York L.P. ....................       52,438            52,438                0      *
   Advent VII L.P. .........................      523,912           523,912                0      *
   TA Venture Investors Limited                                                            0      *
     Partnership............................        7,864             7,864
   The Schwarzwald Trust....................      463,772           463,772                0      *
   The Garabaldi Trust......................      318,378           318,378                0      *
   The Santarini Trust......................      163,602           163,602                0      *
   The Wailea Trust.........................      163,602           163,602                0      *
   The Freiburg Trust.......................       72,832            72,832                0      *
   The Emerald Cedar Trust..................       18,206            18,206                0      *
   1244432 Ontario Limited..................        9,104             9,104                0      *
   Argentum Enterprises Inc.................       81,800            81,800                0      *
Former Innomat Shareholders:
   Kalle Valimaa............................       56,448            56,448                0      *
   Sami Lahti...............................        3,960             3,960                0      *
   Juhani Malmivuori........................        3,600             3,600                0      *
   Seija Valimaa............................        3,600             3,600                0      *
   Harri Rajala.............................        2,520             2,520                0      *
   Mikko Leppanen...........................        1,080             1,080                0      *
   Pekka Valimaa............................        1,080             1,080                0      *
   Jari Hietala.............................          720               720                0      *
   Jarmo Juhola.............................          720               720                0      *
   Katja Rantasalo..........................          720               720                0      *
   Juha Nylund..............................          540               540                0      *
   Hannele Lindell..........................          360               360                0      *
   Tommi Malmivuori.........................          360               360                0      *
   Klas Monni...............................          360               360                0      *
   Mika Valimaa.............................          360               360                0      *
   Marika Lehtonen..........................          180               180                0      *
   Tapio Lepisto............................           36                36                0      *
   Minna Luusalo............................           36                36                0      *
Other Selling Stockholders:
   Ravi B. Reddy............................    1,947,210(3)         23,778        1,923,432     2.8%

-----------------------------

     *   Indicates less than 1%.

   (1) There is no assurance that the Selling Stockholders will sell any or all of the offered Shares.

   (2) Includes 6,846 shares issued upon the exercise of options assumed by the Company in connection with the acquisition of ITLS and (ii) 572,954 shares held for the benefit of De Vijver B.V.

   (3) Includes 90,000 shares held by the Reddy Family Foundation, of which 34,390 shares are subject to currently exercisable options. Mr. Reddy may be deemed to be the beneficial owner of such shares. Also includes 887,634 shares held by such stockholder's spouse.


                              PLAN OF DISTRIBUTION

         The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer, from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company during a period beginning one or five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 102, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders.

         The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of counsel and accountants for the Company. The Selling Stockholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the Selling Stockholders and stock transfer and other taxes attributable to the sale of the Shares. The Company also has agreed to indemnify the Selling Stockholders (who are former shareholders of ITLS) and their respective officers and directors and each person who controls (within the meaning of the Securities Act) such Selling Stockholders against certain losses, claims, damages and expenses arising under the securities laws in connection with this offering. Each such Selling Stockholder has agreed to indemnify the Company, its officers, directors and each person who controls (within the meaning of
                                       11
the Securities Act) the Company against other losses, claims, damages and expenses arising under the securities laws in connection with this offering with respect to written information furnished to the Company by such Selling Stockholder.

         There is no assurance that the Selling Stockholders will sell any or all of the Shares.


                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Austin, Texas.


                                     EXPERTS

         The supplemental consolidated financial statements of i2 Technologies, Inc. included in the Company's Current Report on Form 8-K dated June 19, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such supplemental consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================


NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                             ----------------------



                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----

Available Information.......................................................2
Documents Incorporated by Reference........................................ 2
The Company.................................................................3
Risk Factors................................................................3
Selling Stockholders.......................................................10
Plan of Distribution.......................................................11
Legal Matters..............................................................12
Experts....................................................................12

================================================================================



================================================================================

                                3,266,470 SHARES



                              i2 TECHNOLOGIES, INC.


                                  COMMON STOCK











                                    [i2 LOGO]









                             -----------------------


                                     , 1998

                             -----------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, payable by the registrant connection with the registration of the Shares under the Securities Act. All amounts are estimates except the Commission registration fee.


         Commission registration fee.......................................................................$ 31,619
         Legal fees and expenses...........................................................................  25,000
         Accounting fees and expenses......................................................................  60,000
         Miscellaneous.....................................................................................   5,000
                                                                                                           --------
                  Total....................................................................................$121,619
                                                                                                           ========


ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled;s that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Eleventh of the registrant's Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Section 6.1 of the registrant's Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

         The registrant has entered into indemnification agreements with each of its directors and executive officers.

         The registrant maintains officers' and directors' liability insurance.

         Article III of the Registration Rights Agreement by and among the registrant and each of the ITLS Selling Stockholders contains provisions indemnifying the officers and directors of the registrant against certain liabilities under the Securities Act.

ITEM 16.          EXHIBITS.

         NO.      DESCRIPTION

         4.1 Specimen certificate representing shares of Common Stock (filed as Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-1752) and incorporated herein by reference).

         5.1      Opinion of Brobeck, Phleger & Harrison LLP.

         23.1     Consent of Ernst & Young LLP.

         23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1 hereto).

         24.1 A power of attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II of this Registration Statement).

ITEM 17.          UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this Registration Statement to:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                         (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Charter or the Bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 23rd day of June, 1998.

                                             i2 TECHNOLOGIES, INC.



                                            By:/s/ David F. Cary
                                               --------------------------------
                                               David F. Cary
                                               Vice President and Chief
                                               Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Sanjiv S. Sidhu and David F. Cary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                NAME                                        TITLE                    DATE
                ----                                        -----                    ----

/s/ Sanjiv S. Sidhu                              Chairman of the Board           June 23, 1998
-------------------------------------            and Chief Executive
Sanjiv S. Sidhu                                  Officer (Principal
                                                 executive officer)


/s/ Kanna N. Sharma                              Vice Chairman of the            June 23, 1998
-------------------------------------            Board, Executive Vice
Kanna N. Sharma                                  President and Secretary


/s/ David F. Cary                                Vice President and              June 23, 1998
-------------------------------------            Chief Financial Officer
David F. Cary                                    (Principal financial and
                                                 accounting officer)


/s/ Harvey B. Cash                               Director                        June 23, 1998
-------------------------------------
Harvey B. Cash

/s/ Thomas J. Meredith                           Director                        June 23, 1998
-------------------------------------
Thomas J. Meredith

/s/ Sandeep R. Tungare                           Director                        June 23, 1998
-------------------------------------
Sandeep R. Tungare

                                 EXHIBIT INDEX




         NO.      DESCRIPTION

         4.1 Specimen certificate representing shares of Common Stock (filed as Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (Reg. No. 333-1752) and incorporated herein by reference).

         5.1      Opinion of Brobeck, Phleger & Harrison LLP.

         23.1     Consent of Ernst & Young LLP.

         23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1 hereto).

         24.1 A power of attorney pursuant to which amendments to this Registration Statement may be filed (included on the signature page contained in Part II of this Registration Statement).